Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Paragon Commercial Corporation Employee Stock Purchase Plan of our report dated March 7, 2016, relating to our audits of the consolidated financial statements as of December 31, 2015 and 2014 and the years then ended of Paragon Commercial Corporation included in the Registration Statement on Form S-1 (Registration No. 333-211627) and the related prospectus, filed with the Securities and Exchange Commission.

/s/ Elliott Davis Decosimo, PLLC

Raleigh, North Carolina
June 24, 2016